ARTICLES OF INCORPORATION

OF

MCT HOLDING CORPORATION

The undersigned, being the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, does hereby adopt and make the following Articles of Incorporation:

ARTICLE ONE -- NAME

  The name of the corporation (hereinafter called the "Corporation") is "MCT HOLDING CORPORATION."

ARTICLE TWO -- REGISTERED AGENT/LOCATION

The name of the Corporation’s resident agent in the State of Nevada is CSC Services of Nevada, Inc., and the street address of the said resident agent where process may be served on the Corporation is 502 East John Street, Room E, Carson City, Nevada 89706.  The mailing address and the street address of the said resident agent are identical.

ARTICLE THREE -- CAPITALIZATION

The aggregate number of shares which this Corporation shall have authority to issue is 110,000,000 shares, divided into two classes: 100,000,000 shares of common stock of a par value of one mill ($0.001) per share; and 10,000,000 shares of preferred stock of a par value of one mill ($0.001) per share, with the preferred stock having such rights and preferences as the Board of Directors shall determine.

ARTICLE FOUR -- GOVERNING BOARD

The governing board of the Corporation shall be styled as a "Board of Directors," and any member of said Board shall be styled as a "Director."

The number of members constituting the first Board of Directors of the Corporation is two (2), and the name and address, either residence or business, of each of said members are as follows:

Name

Address

David C. Merrell

9005 South Cobble Canyon Road

Sandy, Utah 84093

Lindsey Hailstone

2624 Canterbury Lane

Salt Lake City, Utah 84121

The number of directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of directors shall never be less than one.  In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors for any reason, may be filled by the remaining directors, though less than a quorum.

ARTICLE FIVE -- INCORPORATOR

The name and address, either residence or business, of the incorporator signing these Articles of Incorporation is as follows:

Name                                                               Address

Bradley C. Burningham, Esq.

            455 East 500 South, Suite 205

Salt Lake City, Utah  84111

ARTICLE SIX -- DURATION

The Corporation shall have perpetual existence.

ARTICLE SEVEN -- ELIMINATING PERSONAL LIABILITY

The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

ARTICLE EIGHT -- INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE NINE -- PURPOSE

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted, or carried on by it are to engage in and conduct any lawful business, activity or enterprise for which corporations may be organized under the General Corporation Law of the State of Nevada.

ARTICLE TEN -- AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

To the full extent permitted under the General Corporation Law of the State of Nevada, the Board of Directors shall also have the power and other authority to amend, alter, change or repeal any provision in the Corporation’s Articles of Incorporation.

In addition, the Board of Directors, without stockholder approval, may take action to change the Corporation’s capitalization by a reverse-stock split or forward stock split, only so long as such capitalization adjustment does not require an amendment to the Corporation’s Articles of Incorporation.

ARTICLE ELEVEN -- CONTROL SHARES ACQUISITIONS

The Corporation expressly opts-out of, or elects not to be governed by, the "Acquisition of Controlling Interest" provisions contained in NRS §§ 78.378 through 78.3793 inclusive—all as permitted under NRS § 78.378.1.

ARTICLE TWELVE -- COMBINATIONS WITH

INTERESTED STOCKHOLDERS

The Corporation expressly opts-out of, and elects not to be governed by, the "Combinations with Interested Stockholders" provisions contained in NRS §§ 78.411 through 78.444, inclusive—all as permitted under NRS § 78.434.

ARTICLE THIRTEEN -- CONFLICTS OF INTEREST

To the full extent contemplated by the General Corporation Law of the State of Nevada, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such other corporation.  Any director or officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested.  Each person who is now or may become a director or officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer or any firm, association or corporation in which such director or officer may be interested in any way, provided such director or officer acts in good faith.

ARTICLE FOURTEEN -- BYLAWS

Bylaws of this Corporation may be adopted by the Board of Directors, which shall also have the power to alter, amend or repeal the same from time to time as permitted under the General Corporation Law of the State of Nevada.

ARTICLE FIFTEEN –AUTHORITY OF BOARD OF DIRECTORS TO CHANGE CORPORATE NAME

The Board of Directors shall have the right to change the name of the Corporation without shareholder approval to a name that reflects the industry or business in which the Corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the Corporation that the Board of Directors, in its sole discretion, deems appropriate.

IN WITNESS WHEREOF, the undersigned Incorporator hereby executes these Articles of Incorporation of MCT HOLDING CORPORATION, a Nevada corporation, on this 29th day of October, 2004.

  /s/ Bradley C. Burningham

Bradley C. Burningham, Incorporator